Exhibit 3.26

C-152 Rev. 3/96	New Jersey Division of Revenue Certificate of Correction (For use by Domestic, Foreign, Profit and Nonprofit Corporations)

Check Appropriate Statute:

☒ Title 14A:1-6 (5)	New Jersey Business Corporation Act	(File in DUPLICATE)

☐ Title 15A:1-7 (e)	New Jersey Nonprofit Corporation Act	(File in TRIPLICATE)

CERTIFICATE OF CORRECTION OF:

Corporation Name: Airborne Systems North America of NJ Inc.

Corporation Number: 0100605178

The undersigned hereby submits for filing a Certificate of Correction executed on behalf of the above named Corporation, pursuant to the provisions of the appropriate Statue, checked above, of the New Jersey Statutes.

1. The Certificate to be corrected is:	Certificate of Amendment to the Certificate of Incorporation of Para-Flite, Inc.

Date Filed: April 23, 2007

2. The inaccuracy in the Certificate is (indicate inaccuracy or defect):	Article # Nos. 3 and 4

Each reference to the number of shares incorrectly refers to 350 shares rather than 3,500 shares.

3. The Certificate hereby reads as follows:

3.	The number of shares outstanding at the time of the adoption of the amendment was: 3,500

The total number of shares entitled to vote thereon was: 3,500

4.	The number of shares voting for and against such amendment is as follows:

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment
3,500 (by unanimous written consent pursuant to Section 14A:4-5 of the Act)	none

Signature:		Date: 6/27/07

Name:	Edward Callahan

Title:	Vice President

(Must be Chairperson of the Board, President or Vice President)

NJ Division of Revenue, PO Box 308, Trenton, NJ 08646

S1860742

J3487101